Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Media General, Inc. of our report dated March 3, 2014 except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in reportable segments described in Note 21 as to which the date is June 13, 2014, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting which appears in LIN Media LLC’s Current Report on Form 8-K/A dated August 4, 2014.

/s/ PricewaterhouseCoopers LLP

Hartford, CT

December 22, 2014